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                                                                     EXHIBIT 4.3


THIS WARRANT AND THE UNITS ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

                        WARRANT TO PURCHASE COMMON STOCK

         THIS WARRANT CERTIFIES THAT, for good and valuable consideration, Boyle Consolidated Communications, L.L.C., a Tennessee limited liability company ("Holder") is irrevocably (subject to Article 3 and Section 5.1 hereof) entitled to purchase up to Twenty Thousand (20,000) fully paid and nonassessable shares of BLUESTAR PROPERTIES, INC. (the "Company") $.01 par value common stock (the "Shares") at the price of Five Dollar ($5.00) per Share (the "Warrant Price"), as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

                              ARTICLE 1. EXERCISE.

         1.1 Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as APPENDIX 1 to the principal office of the Company. Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

         1.2 No Rights as a Shareholder. This Warrant does not entitle Holder to any voting rights as a Shareholder of the Company prior to the exercise hereof.

         1.3 Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant, the Company shall deliver to Holder a certificate for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new Warrant representing the Shares not so exercised.

         1.4 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, and, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

         1.5 Merger or Consolidation of the Company. Upon the closing of any Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be



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payable for the Shares issuable upon exercise of the unexercised portion of this
Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

                      ARTICLE 2. ADJUSTMENTS TO THE SHARES.

         2.1 Unit Distribution. If the Company distributes Shares pro-rata to Members for no consideration, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

         2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this section shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

         2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of Shares, the Warrant Price shall be proportionately increased and the number of Shares acquirable hereunder shall be proportionately decreased.

         2.4 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole number. If a fractional Share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional Share by paying Holder an amount computed by multiplying the fractional share by the fair market value of a full Share.

                   ARTICLE 3. REPURCHASE RIGHTS OF THE COMPANY

         3.1 Repurchase Rights of Company. Holder hereby grants to the Company certain repurchase rights with respect to the Shares (the "Repurchasable Shares").

         3.2 Right of Repurchase. In the event this Warrant or any portion hereof is exercised by Holder or any assignee of Holder, following the earlier of the (i) termination



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of any Telecommunications Access Agreement by and among BlueStar Communications,
Inc (an affiliate of the Company), Boyle Investment Company and the owners of certain buildings managed by Boyle Investment Company of even date herewith (the "Agreements") or (ii) the exclusivity provision set forth in any such Agreement, the Company shall have the right, but not the obligation, and option to repurchase all or any portion of the Repurchasable Shares at a purchase price per share of $5.00 (as may be adjusted pursuant to Article 2 of this Warrant). Any assignee of Holder shall be bound by the terms of this Section 3.

         3.3 Non-repurchasable Shares. On the last day of each full calendar month following the execution of this Warrant and the Agreements, provided all the Agreements and all the exclusivity provision contained therein shall be in full force and effect, 2.778% of the Repurchasable Shares shall become "Non-repurchasable Shares."

         3.4 Exercise of Repurchase Rights. The Company may exercise its repurchase rights under this Section 3 by giving written notice to Holder. The notice shall specify the number of Repurchasable Shares that the Company desires to repurchase and setting a date and location for the closing of the repurchase. This notice shall be given within 90 days following the date of termination of the Agreement or the exclusivity provision therein. Upon the giving of notice, Holder shall be obligated to sell to the Company, and the Company shall be obligated to purchase from the Holder, the number of Repurchasable Shares specified in the notice.

             ARTICLE 4. REPRESENTATIONS AND COVENANTS OF THE COMPANY

         4.1 Representations and Warranties. The Company hereby represents and warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

         4.2 Notice of Certain Events. If the Company proposes at any time (a) to distribute Shares pro-rata to its shareholders; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional Shares of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) prompt prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Shares will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; and (2 in the case of the matters referred to in (c) and (d) above, prompt prior written notice of the date when the same will take place (and specifying the



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date on which the holders of Shares will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

                     ARTICLE 5. INVESTMENT REPRESENTATIONS.

5.1  Holder represents and warrants to Company that:

     A. The grant of this Warrant and the purchase and sale of Shares upon the exercise thereof is intended to be exempt from registration under the Securities Act of 1933, as amended ("1933 Act") and from registration under the Tennessee Securities Act of 1980, as amended ("1980 Act") by virtue of certain exemptions therein provided. Holder also understands that this Warrant and the purchase and sale of Shares upon the exercise thereof is subject to the restrictions on transferability contained in Rule 144 of the 1933 Act.

     B. Holder is acquiring this Warrant solely for his own account and for investment purposes only, with no view to any resale or distribution of the Interest, in whole or in part, in violation of the 1933 Act or the 1980 Act, and no other person has any direct or indirect beneficial interest in such Warrant.

     C. Holder understands the Warrant and the purchase and sale of Shares upon the exercise thereof have not been registered under the 1933 Act, the 1980 Act, or any other securities laws in reliance upon exemptions from the registration requirements. Holder understands and agrees that the Warrant and the purchase and sale of Shares upon the exercise thereof must be held indefinitely unless the sale thereof is subsequently registered under applicable securities laws or unless an exemption from such registration is available. Holder is also aware that neither the Securities and Exchange Commission nor any securities commission of any state nor any other regulatory authority has approved or disapproved or passed upon the merits of Holder's purchase of the Warrant and the purchase and sale of Shares upon the exercise thereof.

     D. Holder is intimately familiar with the operations and financial condition of the Company. Holder has been provided with full and complete access to all contracts, documents, records, and books pertaining to the Company, its organization, corporate existence, business, and operations which are or have been deemed material in evaluating Holder's purchase of the Shares upon the exercise of the Warrant.





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     E. Holder has had a reasonable opportunity to ask questions of, and receive answers from, responsible persons and officers acting on behalf of the Company concerning the business, operations, and prospects of the Company and the Warrant and the purchase and sale of Shares upon the exercise thereof, and all such questions have been answered to Holder's full satisfaction. Holder has received a copy of the Company's business plan and understands the risks involved in investing in the Company.

     F. No oral or written representations other than as expressly set forth herein have been made to Holder or by or on behalf of the Company or any person in connection with Holder's purchase of the Shares upon the exercise of the Warrant.

     G. The opportunity to purchase the Shares upon the exercise of the Warrant was made to Holder privately and not as a result or as a consequence of any advertisement, article, notice, circular, letter, or other communication published in any newspaper, magazine, or similar media, or transmitted over broadcast or cable television, or radio.

     H. The opportunity to purchase the Shares upon the exercise of the Warrant was made available to Holder through direct communication by Seller and not through or by way of any intermediary, broker, or dealer in securities.

     I. Holder has adequate means of providing for its current needs and all foreseeable personal contingencies, is able to bear the substantial economic risks of his purchase of the Shares upon the exercise the Warrant for an indefinite period of time, has no need for liquidity in such investment, and could afford a complete loss of such investment.

     J. Holder's overall commitment to investments which are not readily marketable is not disproportionate to Holder's net worth and Holder's overall commitment to such investments which are not liquid will not become excessive as a result of this purchase of the Shares upon the exercise of the Warrant.

     K. Holder has, or has employed persons with, sufficient knowledge and experience in financial, tax, and business matters to enable him to utilize the information made available to him in connection with his purchase of the Shares upon the exercise of the arrant and to evaluate the merits and risks of his purchase and to make an informed decision in that regard.

     L. Holder is not relying on the Company with respect to any tax considerations or business or economic forecasts relating to Holder's purchase of the Shares upon the exercise of the Warrant.




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     M. Holder understands that his purchase of the Shares involves a number of significant risks of loss and may be considered to be speculative. Holder recognizes and understands that there are no assurances that the Company will be profitable or otherwise successful at any time in the future.

     N. Holder is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

     O. The foregoing representations, warranties, and agreements are, and shall be and remain, true and correct in all respects on and as of the date hereof and as of the actual date the Warrant is are distributed to Holder.

                            ARTICLE 6. MISCELLANEOUS.

     6.1 Term. The term of this Warrant shall commence on the date hereof and shall terminate on the earlier to occur of (i) 5:00 p.m., Central Time on the fifth (5th) anniversary of the date hereof or (ii) a breach of the Telecommunications Access Agreement of even date herewith by and between BlueStar Communications, Inc. and Holder.

     6.2 Legends. This Warrant and the underlying Shares issuable upon exercise hereof shall be imprinted with a legend in substantially the following form:

     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

     6.3 Compliance with Securities Laws on Transfer. This Warrant may be transferred only with the prior written consent of the Company, which consent may be withheld in the sole and absolute discretion of the Company. In the event the Company consents to any such transfer, this Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).

     6.4 Transfer Procedure. Subject to the provisions of Section 5.3, Holder may transfer this Warrant or the Shares issuable upon exercise of this Warrant by giving the Company notice setting forth the name, address and taxpayer identification number of the




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transferee and surrendering this Warrant to the Company for reissuance to the transferee. The Company shall have the right to refuse to transfer this Warrant or the Shares to any person who directly competes with the Company and/or its subsidiaries. Any transferee of any portion of this Warrant or the Shares issuable upon exercise of this Warrant shall irrevocably appoint Boyle Investment Company as its irrevocable proxy for the purpose of voting on all matters subject to the vote of the shareholders of the Company. This appointment of proxy shall be deemed to be coupled with an interest.

         6.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished by the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time.

         6.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by both parties.

         6.7 Attorneys' Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all reasonable attorneys' fees incurred in such dispute.

         6.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to its principles regarding conflicts of law.


                                          BLUESTAR PROPERTIES, INC.

                                          By: /s/ R.L. Burtner

                                          Title: CFO

                                          Name: R.L. Burtner


REVIEWED AND AGREED TO:
BOYLE CONSOLIDATED COMMUNICATIONS, L.L.C.

By: /s/ J.B. Boyle, Jr.

Title: Chief Manager

Name: J.B. Boyle, Jr.




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                                   APPENDIX 1

                               NOTICE OF EXERCISE

         The undersigned hereby elects to purchase __________ shares of $.01 par value common stock (the "Shares") of BlueStar Properties, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such Shares in full.

         Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:


-------------------------------------
(Name)


-------------------------------------
-------------------------------------
(Address)

         The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.



(Signature)

--------------------
(Date)






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